EXHIBIT 11
            Statement Regarding the Computation of Earnings Per Share

                                               For the three month period
                                                      ending March 31
                                               --------------------------
                                                  2001             2000
                                               --------------------------

Weighted average shares outstanding:           5,436,165        5,661,063

Common Stock

Common Stock Equivalents
         Stock Options                                 0                0
         Stock Awards                                  0                0
         ESOP Shares                                   0                0
Total Common Stock Equivalents                         0                0

Total weighted average shares outstanding      5,436,165        5,661,063

Net Income                                    $2,028,000       $1,983,000

Net Income Per Share                                 .37              .35

Fully Diluted Income Per Share                       .37              .35

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